UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LEXICON PHARMACEUTICALS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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8800 Technology Forest Place
The Woodlands, Texas 77381
August 2, 2007
Dear Fellow Stockholder:
We have previously sent to you proxy material for the Special Meeting of Lexicon Pharmaceuticals, Inc. stockholders, to be held on August 23, 2007. Your Board of Directors unanimously recommends that stockholders vote FOR both proposals on the agenda.
Since approval of Proposal 2 requires the affirmative for of a majority of the outstanding shares, your vote is important, no matter how many or how few shares you may own. Whether or not you have already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.
Very truly yours,

Jeffrey L. Wade
Secretary

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at (888) 750-5834.

Lexicon has filed a proxy statement and other documents with the Securities and Exchange Commission relating to the approval of the Invus transactions. Stockholders are urged to carefully read the proxy statement, because it contains important information regarding Lexicon and the Invus transactions. A definitive proxy statement has been sent to stockholders seeking their approval of the Invus transactions. Stockholders may obtain a free copy of the proxy statement and other documents containing information about Lexicon, without charge, at the SEC’s website at www.sec.gov. Copies of the definitive proxy statement and the SEC filings that are incorporated by reference in the proxy statement may also be obtained for free by directing a request to Lexicon Pharmaceuticals, Inc., 8800 Technology Forest Place, The Woodlands, Texas 77381, Attention: Corporate Communications.
Lexicon and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders. Information about these persons can be found in Lexicon’s Annual Report on Form 10-K filed with the SEC, and additional information about such persons may be obtained from the proxy statement.